101 Main St. P.O. Box 1628 Lafayette, IN 47902 (765) 742-1064 www.LSBANK.com lsbmail@LSBANK.com

FOR IMMEDIATE RELEASE April 27, 2004	FOR FURTHER INFORMATION CONTACT: Randolph F. Williams President/CEO (765) 742-1064 Fax: (765) 429-5932

LSB Financial Corp. Announces First Quarter Results

and Payment of a Cash Dividend

            LSB Financial Corp. (NASDAQ:LSBI), the parent company of Lafayette Savings Bank, FSB, today reported earnings for the quarter ended March 31, 2004. Net income decreased slightly for the first quarter of 2004 to $720,000, resulting in diluted earnings per share of $0.52. Assets, loans and deposits all hit record levels, with assets at $332 million, net loans at $287 million and deposits at $237 million.

            LSB President and CEO Randolph F. Williams stated, "The first quarter of 2004 was an important test of our ability to grow loans as rates on mortgages have trended upwards, slowing substantially the volume of loan refinance activity. The sale of $35 million in loans on the secondary market in the first three months of 2003 generated $565,000 in gains for the bank compared to $128,000 in the first three months of 2004. Now as rates begin to increase, our customers have become more interested in adjustable rate loan products, which we keep in our portfolio. Our loan portfolio increased $9.2 million in the first quarter of 2004." Net income for the first quarter of 2004 compared to the same period in 2003 benefited from a $125,000 reduction in the provision for loan losses based on a systematic analysis of risk factors in the loan portfolio and a $198,000 increase in service charges and other non-interest income. The increase in other non-interest income was primarily the result of a $179,000 increase in mortgage loan servicing fees caused by a $151,000 decrease in the amortization and write down of mortgage servicing rights and a $28,000 increase in servicing fees on our loan servicing portfolio.

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            Total non-performing assets increased $1.1 million from December 31, 2003 to March 31, 2004, including a $1.7 million increase in loans past due 90 days and still accruing. In the past these loans would have been classified as non-accruing loans; however, management has determined that these loans are well collateralized and in the process of collection, and therefore have classified them as 90 days past due and still accruing.

            "We believe that Lafayette Savings Bank's 135 year history of providing financial services to Greater Lafayette and its residents has given us a unique understanding of our community. We hope this knowledge of the community will help us respond proactively to the changing rate and economic environment," states Williams.

            Further, the Company announced today that it will pay a quarterly cash dividend of $0.145 per share to shareholders of record as of the close of business on May 7, 2004, with a payment date of June 4, 2004.

            The closing market price of LSB stock on April 27, 2004, was $25.50 per share as reported by the NASDAQ National Market.

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LSB FINANCIAL CORP.
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Dollars in thousands except share and per share amounts)

	Three Months Ended	Year Ended
	March 31,	December 31,
Selected Balance Sheet Data:	2004	2003

Cash and due from banks	$1,804	$1,906
Short-term investments	12,463	7,491
Securities available-for-sale	12,748	14,050
Loans held for sale	1,024	803
Net Portfolio loans	285,913	276,763
Allowance for loan losses	2,653	3,098
Premises and equipment, net	7,013	7,110
FHLB stock, at cost	3,977	3,928
Bank owned life insurance	2,887	2,861
Other assets	4,336	4,360
Total assets	332,165	319,272

Deposits	237,264	225,485
Advances from FHLB	64,851	64,851
Other liabilities	1,693	1,209

Shareholders' Equity	28,357	27,727
Book value per share	$21.27	$20.85
Equity / Assets	8.54%	8.69%
Total shares outstanding	1,356,881	1,356,200

Asset Quality Data:

Non-accruing loans	$2,795	$3,728
Loans past due 90 days still on accrual	2,193	518
Other real estate/assets owned	666	340
Total non-performing assets	5,654	4,586
Non-performing loans / Total loans	1.72%	1.51%
Non-performing assets / Total assets	1.70%	1.44%
Allowance for loan losses / Non-performing loans	53.19%	72.96%
Allowance for loan losses / Non-performing assets	46.92%	67.55%
Allowance for loan losses / Total loans	0.92%	1.10%
Loans charged off (quarter-to-date and year-to-date, respectively)	$570	$129
Recoveries on loans previously charged off	0	6

	Three months ended:
Selected operating data:	March 31,
	2004	2003

Total Interest Income	$4,661	$4,987
Total Interest Expense	1,993	2,277
Net Interest Income	2,668	2,710
Provision for Loan Losses	125	250
Net Interest Income after provision	2,543	2,460
Non-interest income:
Deposit Account Service Charges	211	222
Gain on Sale of Mortgage Loans	128	565
Gain on Sale of Securities	0	0
Other Non-interest Income	175	(34)
Total Non-Interest Income	514	753
Non-Interest Expense:
Salaries and benefits	1,062	1,085
Occupancy and equipment, net	293	301
Computer service	95	92
Advertising	78	121
Other	334	316
Total non-interest expense	1,862	1,915
Income before income taxes	1,195	1,298
Income tax expense	475	513
Net income	$720	$785

Weighted average number of diluted shares	1,392,839	1,373,074
Diluted Earnings per Share	$0.52	$0.57

Return on average equity	10.20%	12.15%
Return on average assets	0.88%	1.00%
Average earning assets	$311,799	$301,934
Net interest margin	3.42%	3.59%
Efficiency ratio	60.91%	59.60%